ADVANCED CELL TECHNOLOGY, INC.

CERTIFICATE OF THE POWERS, DESIGNATIONS,

PREFERENCES AND RIGHTS OF THE

SERIES A-1 CONVERTIBLE PREFERRED STOCK,

PAR VALUE $0.001 PER SHARE

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

ADVANCED CELL TECHNOLOGY, INC. (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law (the "DGCL"), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board") by its Certificate of Incorporation, filed with the Secretary of State of the State of Delaware and effective November 17, 2005 (the "Certificate of Incorporation"), and pursuant to the provisions of the DGCL, the Board adopted the following resolution providing for the authorization of 500 shares of the Corporation's Series A-1 Convertible Preferred Stock, $0.001 par value per share (the "Series A-1 Preferred Stock"):

RESOLVED, that pursuant to the authority vested in the Board by the Corporation's Certificate of Incorporation, the Board hereby establishes the Series A-1 Preferred Stock of the Corporation, authorizes 500 shares of Series A-1 Preferred Stock and determines the designation, preferences, rights, qualifications, limitations and privileges of Series A-1 Preferred Stock of the Corporation as follows:

1. Accrual and Payment of Dividends.

1.1 Commencing on the date of the initial issuance (the "Issuance Date"), Holders of Series A-1 Preferred Stock (each, a "Holder", and collectively, the "Holders") shall be entitled to receive dividends on each outstanding share of Series A-1 Preferred Stock ("Dividends"), which shall accrue on a daily basis at a rate equal to ten percent per annum.

1.2 Dividends shall be payable in cash upon such Holder's redemption of its Series A-1 Preferred Stock in accordance with Section 4 below. Any calculation of the amount of such Dividends payable pursuant to the provisions of this Section 1 shall be made based on a 365-day year and on the number of days actually elapsed during the applicable calendar quarter, compounded annually.

1.3 So long as any shares of Series A-1 Preferred Stock are outstanding, no dividends or other distributions will be paid, declared or set apart with respect to any Junior Stock (as defined below) if, and for so long as, the Corporation fails to make payment of any dividend, including Dividends, due and payable in respect of the Series A-1 Preferred Stock. As used herein, "Junior Stock" means any series or class of the capital stock of the Corporation now or hereafter authorized or issued by the Corporation

ranking junior to the Series A-1 Preferred Stock with respect to dividends or distributions or upon the liquidation, distribution of assets, dissolution or winding-up of the Corporation, including, without limitation, the Common Stock.

2. Liquidation Rights.

2.1 Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, before any distribution or payment shall be made to the holders of any other equity securities of the Corporation by reason of their ownership thereof, the Holders of Series A-1 Preferred Stock shall first be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series A-1 Preferred Stock equal to $10,000 (the "Original Series A Issue Price"), plus any accrued but unpaid Dividends thereon (collectively, the "Series A Liquidation Value").

2.2 After payment has been made to the Holders of the Series A-1 Preferred Stock of the full amount of the Series A Liquidation Value, any remaining assets of the Corporation shall be distributed ratably to the holders of the Corporation's Common Stock based on the number of shares of Common Stock held by each such holder.

2.3 If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to make payment in full to all Holders, then such assets shall be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

3. Conversion Rights. The Holders shall have the following rights with respect to the conversion of Series A-1 Preferred Stock into shares of Corporation's common stock, $0.001 par value per share (the "Common Stock"), pursuant to this Section 4:

3.1 Conversion at the Option of the Holder. Subject to and in compliance with the provisions of this Section 3, any shares of Series A-1 Preferred Stock may, at the option of the Holder thereof, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a Holder of Series A-1 Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the number of shares of Series A-1 Preferred Stock being converted by the Series A Conversion Price.

3.2 Series A Conversion Price. The conversion price for Series A-1 Preferred Stock shall be $0.75 per share of Common Stock (the "Series A Conversion Price").

3.3 No Impairment. The Corporation shall not, by the amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times shall in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

3.4 Mechanics of Conversion. Before any Holder of Series A-1 Preferred Stock shall be entitled to convert the same into shares of Common Stock, such Holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A-1 Preferred Stock, and shall give written notice to the Corporation at its principal corporate office stating therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued, and, stating the election to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Holder, or to the nominee or nominees of such Holder, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid. In case the number of shares of Series A-1 Preferred Stock represented by the certificate or certificates surrendered exceeds the number of shares converted, the Corporation shall, upon conversion, execute and deliver to the Holder (at the expense of the Corporation) a new certificate or certificates for the number of shares of Series A-1 Preferred Stock surrendered but not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such Series A-1 Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

3.5 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A-1 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A-1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A-1 Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A-1 Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

3.6 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A-1 Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A-1 Preferred Stock by a Holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, in lieu of issuing any fractional share, the Corporation shall round the number of shares of Common Stock to be issued to the nearest whole number.

4. Redemption.

4.1 Preferred Stockholder's Redemption Right. In addition to all other rights of the Holders contained herein, upon the earlier of (i) the fourth anniversary of the Issuance Date, and (ii) the occurrence of a Major Transaction (as defined below), each Holder shall have the right, at such Holder's option, to require the Company to redeem all or a portion of such Holder's shares of Series A-1 Preferred Stock, at a price per share of Series A-1 Preferred Stock equal the Series A Liquidation Value (the "Stock Holder Redemption Price").

4.2 Company's Redemption Option. Company shall have the right, at Company's option, to redeem all or a portion of the shares of Series A-1 Preferred Stock, at any time at a price per share of Series A-1 Preferred Stock equal to 110% of the Series A Liquidation Value (the "Company Redemption Price").

4.3 "Major Transaction". A "Major Transaction" shall be deemed to have occurred at such time as any of the following events:

(i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (B) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities);

(ii) the sale or transfer of more than 50% of the Company's assets other than inventory in the ordinary course of business in one or a related series of transactions; or

(iii) closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of Common Stock in which more than fifty percent (50%) of the outstanding shares of Common Stock were tendered and accepted.

4.4 Mechanics of Redemption.

(i) Option of Buyer. At any time following the fourth anniversary of the Issuance Date, a Holder may require the Company to redeem all of the Holder's Series A-1 Preferred Stock then outstanding by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer") to the Company, which Notice of Redemption at Option of Buyer shall indicate (A) the number of shares of Series A-1 Preferred Stock that such Holder is electing to redeem and (B) the Stock Holder Redemption Price.

(ii) Option of Buyer Upon Major Transaction. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Major Transaction") to each Holder. At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least ten (10) days prior to a Major Transaction, at any time within ten (10) days prior to a Major Transaction), any Holder then outstanding may require the Company to redeem, effective immediately prior to the consummation of such Major Transaction, all of the Holder's then outstanding by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Major Transaction") to the Company, which Notice of Redemption at Option

of Buyer Upon Major Transaction shall indicate (A) the number of shares of Series A-1 Preferred Stock that such Holder is electing to redeem and (B) the Stock Holder Redemption Price.

(iii) Option of Company. If the Company elects to redeem all of the Holders' Series A-1 Preferred Stock then outstanding by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Company") to the Buyer, which Notice of Redemption at Option of Buyer shall indicate (A) the number of shares of Series A-1 Preferred Stock that Company electing to redeem and (B) the Company Redemption Price.

4.5 Payment of Redemption Price.

(i) Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer or a Notice(s) of Redemption at Option of Buyer Upon Major Transaction from any Holder, the Company shall immediately notify such Holder by facsimile of the Company's receipt of such Notice(s) of Redemption and each Holder which has sent such a notice shall promptly submit to the Company such Holder's Preferred Stock Certificates which such Holder has elected to have redeemed. The Company shall have the sole option to pay the Redemption Price in cash. The Company shall deliver the applicable Stockholder Redemption Price to Holder (A) within 5 business days of receipt of a Notice(s) of Redemption at Option of Buyer, or (B) in the case of a Major Transaction, immediately prior to the consummation of the Major Transaction; provided that if the Company is unable to redeem all of the Series A-1 Preferred Stock to be redeemed, the Company shall redeem an amount from each Holder being redeemed equal to such Holder's pro-rata amount (based on the number of shares of Series A-1 Preferred Stock held by such Holder relative to the number of shares of Series A-1 Preferred Stock outstanding) of all Series A-1 Preferred Stock being redeemed. If the Company shall fail to redeem all of the Series A-1 Preferred Stock submitted for redemption in addition to any remedy such Holder may have under this Certificate of Designation and the Purchase Agreement, the applicable Redemption Price payable in respect of such unredeemed Series A-1 Preferred Stock shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full.

(ii) Upon receipt of a Notice of Redemption at Option of Company by any Holder, such Holder shall promptly submit to the Company such Holder's Preferred Stock Certificates. Upon receipt such Holder's Preferred Stock Certificates Company shall pay the Company Redemption Price in cash.

5. Transferability. The Series A-1 Preferred Stock and any shares of Common Stock issued upon conversion thereof, may only be sold, transferred, assigned, pledged or otherwise disposed of ("Transfer") in accordance with state and federal securities laws. The Corporation shall keep at its principal office a register of the Series A-1 Preferred Stock. Upon the surrender of any certificate representing Series A-1 Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, shall execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered

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certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

6. Amendment and Waiver. This Certificate of Designation shall not be amended, either directly or indirectly or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series A-1 Preferred Stock so as to affect them materially and adversely without the affirmative vote of Holders of more than 50% of the outstanding Series A-1 Preferred Stock ("Required Holders"). Any amendment, modification or waiver of any of the terms or provisions of the Series A-1 Preferred Stock by the Required Holders, whether prospectively or retroactively effective, shall be binding upon all Holders of Series A-1 Preferred Stock.

7. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A-1 Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation, at its expense, shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

8. Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to the Corporation shall be addressed to the Corporation's President at the Corporation's principal place of business on file with the Secretary of State of the State of Delaware. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by William Caldwell, as chief executive officer of the Corporation, as of this 3rd day of March, 2009.

____

Name: William Caldwell
Title: Chief Executive Officer

Exhibit B
Transfer Agent Instructions

(see attached)

March 3, 2009

Interwest Transfer Company, Inc.
1981 Murray Holladay Road, Suite 100
P.O. Box 17136
Salt Lake City, UT 84117
Attention:

Re: Advanced Cell Technology, Inc.

Ladies and Gentlemen:

Reference is made to that certain Preferred Stock Purchase Agreement (the "Purchase Agreement"), dated March 3, 2009, by and between Advanced Cell Technology, Inc., a Delaware corporation (the "Company"), and Volation Capital Partners, LLC, a New York limited liability company doing business as Volation Life Sciences Capital Partners, LLC (the "Buyer"), pursuant to which the Company shall sell to the Buyer up to Five Million Dollars ($5,000,000) of the Company's Series A-1 Convertible Preferred Stock (the "Preferred Shares"), which shall be convertible into shares of the Company's common stock, par value $0.001 per share (the "Common Stock"). The shares of Common Stock into which the Preferred Shares may be converted are referred to herein as the "Conversion Shares."

This letter shall serve as our irrevocable authorization and direction to you (provided that you are the transfer agent of the Company at such time) to issue the Conversion Shares in shares of the Company's Common Stock, in the event the Buyer has elected to convert all or any portion of the Preferred Shares, from time to time upon surrender to you of the certificate or certificates for the Preferred Shares, duly endorsed, on behalf of the Buyer.

Specifically, this shall constitute an irrevocable instruction to you to process any conversion request in accordance with the terms of these instructions as soon as practicable. Upon your receipt of a duly endorsed certificate or certificates for all or any portion of the Preferred Shares, you shall use your best efforts to, within three (3) trading days following the date of receipt thereof, (A) issue and surrender to a common carrier for overnight delivery to the address as specified by the Buyer, a certificate, registered in the name of the Buyer or its designee, for the number of shares of Common Stock to which the Buyer shall be entitled upon such conversion or (B) provided you are participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the Buyer, credit such aggregate number of shares of Common Stock to which the Buyer shall be entitled to the Buyer's or its designee's balance account with DTC through its Deposit Withdrawal At Custodian ("DWAC") system provided the Buyer causes its bank or broker to initiate the DWAC transaction.

The Company hereby confirms to you and the Buyer that certificates representing the Conversion Shares shall not bear any legend restricting transfer of the Conversion Shares thereby and should not be subject to any stop-transfer restrictions and shall otherwise be freely transferable on the books and records of the Company provided that the Buyer or the Company delivers an opinion of counsel, and that if the Conversion Shares are not registered for sale under the Securities Act of 1933, as amended, then the certificates for the Conversion Shares shall bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT."

The Company hereby confirms and you acknowledge that in the event counsel to the Company does not issue an opinion of counsel as required to issue the Conversion Shares free of legend the Company authorizes and you will accept an opinion of Counsel from Luce Forward Hamilton & Scripps LLP.

The Company hereby confirms to you and the Buyer that no instructions other than as contemplated herein will be given to you by the Company with respect to the Conversion Shares. The Company hereby agrees that it shall not replace you as the Company's transfer agent, and any attempt by you to resign as transfer agent hereunder shall not be effective, until such time as the Company provides written notice to you and Buyer that a suitable replacement has agreed to serve as transfer agent and to be bound by the terms and conditions of these Irrevocable Transfer Agent Instructions.

The Company and you hereby acknowledge and confirm that complying with the terms of this Agreement does not and shall not prohibit you from satisfying any and all fiduciary responsibilities and duties you may owe to the Company.

The Company and you acknowledge that the Buyer is relying on the representations and covenants made by the Company and Interwest Transfer Company, Inc. hereunder and are a material inducement to the Buyer purchasing the Preferred Shares under the Purchase Agreement. The Company and you further acknowledge that without such representations and covenants made hereunder, the Buyer would not enter into the Purchase Agreement and purchase Preferred Shares pursuant thereto.

Each party hereto specifically acknowledges and agrees that in the event of a breach or threatened breach by a party hereto of any provision hereof, the Buyer will be irreparably damaged and that damages at law would be an inadequate remedy if these Irrevocable Transfer Agent Instructions were not specifically enforced. Therefore, in the event of a breach or threatened breach by a party hereto, including, without limitation, the attempted termination of the agency relationship created by this instrument, the Buyer shall be entitled, in addition to all other rights or remedies, to an injunction restraining such breach, without being

required to show any actual damage or to post any bond or other security, or to a decree for specific performance of the provisions of these Irrevocable Transfer Agent Instructions.

IN WITNESS WHEREOF, the parties have caused this letter agreement regarding Irrevocable Transfer Agent Instructions to be duly executed and delivered as of the date first written above.

COMPANY:

Advanced Cell Technology, Inc.

By: ______________________
Name:_____________________
Title:_____________________

THE FOREGOING INSTRUCTIONS ARE ACKNOWLEDGED AND AGREED TO:

Interwest Transfer Company, Inc.

By:_______________________
Name:_____________________
Title:_____________________

Exhibit C
Lock-Up Agreement

(see attached)

Advanced Cell Technology, Inc.

Lock-Up Agreement

March 3, 2009

Volation Life Sciences Capital Partners, LLC
369 Lexington Avenue, 4th Floor
New York, NY 10017

Ladies and Gentlemen:

This Lock-Up Agreement is being delivered to you in connection with the proposed Preferred Stock Purchase Agreement dated March 3, 2009 (the "Purchase Agreement") and entered into by and between Advanced Cell Technology, Inc., a Delaware corporation (the "Company"), and Volation Life Sciences Capital Partners, LLC, a New York limited liability company ("Investor"), with respect to the purchase without registration under the Securities Act of 1933, as amended (the "Act"), in reliance on Section 4(2) of the Act and Rule 506 thereunder, of shares of the Company's Series A-1 Convertible Preferred Stock. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Purchase Agreement.

In order to induce Investor to enter into the Purchase Agreement, each of the undersigned agrees that, for a period of seven Trading Days beginning on the date the Company delivers a Put Notice to Investor (the "Put Notice Date") and ending of the date of the Put Closing pursuant to the terms of the Purchase Agreement (the "Lock-up Period"), the undersigned will not, without the prior written consent of Investor, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the "Exchange Act") with respect to, any Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock or any such securities, or any securities substantially similar to the Common Stock, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any such securities, or warrants or other rights to purchase Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (c) publicly announce an intention to effect any transaction specified in clause (a) or (b). The foregoing sentence shall not apply to (a) bona fide gifts, provided the recipient thereof agrees in writing to be bound by the terms of this Lock-Up Agreement, (b) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such trust agrees in writing to be bound by the terms of this Lock-Up Agreement, (c) sales made pursuant to any written sales plans established prior to the date of this Lock-Up Agreement in conformity with the requirements of Rule 10b5-1(c) promulgated under the Exchange Act or (d) exercise of options for Common Stock and the disposition (whether by sale, gift or otherwise) of Common Stock underlying such options. Notwithstanding subsection (a) above, the undersigned may make a bona fide gift of up to 10,000

shares of Common Stock to a charity or other non-profit entity and such charity or entity shall not be required to be bound by the terms of this Lock-Up Agreement; provided, however, that in the event the undersigned exercises options during the Lock-Up Period, the undersigned may not, during the Lock-Up Period, dispose of the number of shares of Common Stock underlying such exercised options equal to the number of shares of Common Stock gifted by the undersigned pursuant to this sentence during the Lock-Up Period. For purposes of this paragraph, "immediate family" shall mean the undersigned and the spouse, any lineal descendent, father, mother, brother or sister of the undersigned.

The Company agrees to provide the undersigned with notice that the Company has delivered a Put Notice to Investor prior to, or simultaneous with, its delivery of the Put Notice to Investor. Such notice shall provide the undersigned with the Put Notice Date and clearly indicate the beginning of the Lock-up Period.

Upon the termination of the Purchase Agreement, this Lock-Up Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.

Sincerely,

Advanced Cell Technology, Inc.

____

Name: William Caldwell
Title: CEO

Acknowledged and Agreed:

____

____

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____

____

____

____

____

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Exhibit D
Put Opinion

(see attached)

Form of Opinion

March __, 2009

Volation Life Sciences Capital Partners, LLC
369 Lexington Avenue, 4th Floor
New York, NY 10017

Ladies and Gentlemen:

We are acting as special counsel to Advanced Cell Technology, Inc., a Delaware corporation (the "Company"), in connection with the purchase of up to 500 shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares"), to Volation Life Sciences Capital Partners, LLC, a New York limited liability company (the "Investor"), pursuant to the terms of the Preferred Stock Purchase Agreement dated as of March 3, 2009, by and between the Company and the Investor (the "Purchase Agreement").

In reaching the opinion stated in this letter, we have reviewed originals or copies of the Purchase Agreement, the Company's Certificate of Designation, Certificate of Incorporation, as amended, and Bylaws, the resolutions of the Board of Directors authorizing the Purchase Agreement and the issuance of the Preferred Shares, and such other documents as we have considered relevant.

Based upon the foregoing, we are of the opinion that, as of the date hereof:

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the General Corporation Law of the State of Delaware.

The Preferred Shares have been duly authorized and, when issued and duly paid for in accordance with the terms of the Purchase Agreement will be validly issued, fully paid and non-assessable. The issuance of the Preferred Shares will not be subject to statutory or contractual preemptive rights of any stockholder of the Company.

The Company has the corporate power and authority to (a) execute, deliver and perform the Purchase Agreement and the Transaction Documents, and (b) issue, sell and deliver the Preferred Shares.

The execution, delivery and performance of the Company of the Purchase Agreement have been duly authorized by all requisite corporate action on the part of the Company and have been duly executed and delivered by the Company.

The execution and delivery by the Company of the Purchase Agreement does not, and the Company's performance of its obligations thereunder will not, (a) violate the Certificate of Incorporation or Bylaws of the Company, as in effect on the date hereof, (b) violate in any material respect any state or federal law, rule, regulation or ordinance or any judgment, order or decree of any state or federal court or

governmental or administrative authority, in each case that, to our knowledge, is applicable to the Company or its properties or assets and which could have a material adverse effect on the Company's business, properties, assets, financial condition or results of operations or prevent the performance by the Company of any material obligation under the Agreement, or (c) require any authorization, consent, approval of or other action of, notice to or filing or qualification with any state or federal governmental authority, except as have been, or will be, made or obtained.

Sincerely,

Exhibit E
Put Notice

(see attached)

Y[illegible]

Put Notice

Volation Life Sciences Capital Partners, LLC
369 Lexington Avenue, 4th Floor
New York, NY 10017

Dated: ___________

Advanced Cell Technology, Inc. (the "Company"), pursuant to the provisions set forth in the Preferred Stock Purchase Agreement (the "Purchase Agreement") by and among the Company and Volation Life Sciences Capital Partners, LLC ("Investor"), hereby elects exercise to a Put, as such term is defined in the Purchase Agreement, as follows:

At the Put Closing Company will sell to Investor _______ shares Preferred Stock at $10,000 per share for a Put Amount of ___________.

The undersigned, being an officer of each of the Company, hereby certifies to Investor on behalf of the Company as follows

1. The Put Amount does not exceed the Maximum Put Amount which is the lesser of (i) the average daily Trading Volume of the Common Stock on the OTCBB or Pink Sheets during the Pricing Period, (ii) the Maximum Placement less the amount of any previously noticed and funded puts, and (iii) $2,000,000.

2. All of the conditions precedent to the right of the Company to deliver a Put Notice set forth in Section 2.3(c) of the Purchase Agreement have been satisfied.

3. The Company has provided notice of its delivery of this Put Notice as required under the Lock-Up Agreements.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Put Notice in the name and on behalf of the Company as of the date first written above.

Advanced Cell Technology, Inc.

____
Name: William Caldwell
Title: Chief Executive Officer